UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 7, 2017

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 Hudson Street

New York, New York 10014

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bonuses under the 2016 Bonus Program for Executive Officers

With respect to the fiscal year ended December 31, 2016, the Compensation Committee of the Board of Directors of WebMD Health Corp. (the “Compensation Committee”) has approved, at a meeting held on March 7, 2017, the following annual bonuses for the persons listed below (each of whom was a “Named Executive Officer” in WebMD’s Proxy Statement for its most recent Annual Meeting and are referred to below as “NEOs”) determined, as described below, pursuant to WebMD’s 2016 Bonus Program for Executive Officers (the “2016 Bonus Program”):

Name	Title	Actual 2016 Bonus	Maximum Potential Bonus for 2016	Actual Bonus as a Percent of Maximum Potential Bonus
Steven Zatz, M.D.	Chief Executive Officer	$537,317	$862,500	62%

Michael Glick	Executive Vice President & Co-General Counsel	$163,531	$262,500	62%

Douglas Wamsley	Executive Vice President & Co-General Counsel	$163,531	$262,500	62%

Martin Wygod	Chairman of the Board	$453,621	$720,000	63%

The maximum potential bonuses for the respective NEOs under the 2016 Bonus Program were the following percentages of their salary: 150% for Dr. Zatz; 70% for Messrs. Glick and Wamsley; and 147% for Mr. Wygod.

The bonuses paid under the 2016 Bonus Program were approximately 23% to 27% lower than the total bonuses for these NEOs for 2015. No bonuses are payable to the NEOs for 2016 outside of the 2016 Bonus Program.

Determination of Bonuses for the NEOs under the 2016 Bonus Program

Portion Based on Pre-Set Financial Goals. Under the 2016 Bonus Program, which was adopted in April 2016 by the Compensation Committee: 70% of each NEO’s maximum potential bonus (or 60% in the case of Mr. Wygod) is based upon the level of achievement of pre-set goals for revenues and Adjusted EBITDA for 2016; and 30% of their maximum potential bonus (or 40% in the case of Mr.Wygod) is based upon individual performance of each NEO in 2016. The actual amounts payable under the 2016 Bonus Program to the NEOs were determined as follows:

•	Pre-Set Revenue Goals. Up to 40% (or 35% in the case of Mr. Wygod) of each NEO’s maximum potential bonus under the 2016 Bonus Program was payable based on the level of revenue of WebMD for 2016, with no payment for revenue below $680 million and a maximum payment for revenue of $732 million or more. Actual revenue for 2016 was $705 million and resulted in payment of 50.3% of the potential maximum payment for this portion of the bonus.

•	Pre-Set Adjusted EBITDA Goals. Up to 30% (or 25% in the case of Mr. Wygod) of each NEO’s maximum potential bonus under the 2016 Bonus Program was payable based on the level of Adjusted EBITDA of WebMD for 2016, with no payment for Adjusted EBITDA below $215 million and the maximum payment for Adjusted EBITDA of $247.5 million or more. Actual Adjusted EBITDA for 2016 was $230.6 million and resulted in payment of 45.6% of the maximum payment for this portion of the bonus.

For purposes of the 2016 Bonus Program, “Adjusted EBITDA” is used with the same meaning as used in the earnings press release issued by WebMD on February 16, 2017 and in Item 7 of WebMD’s Annual Report on Form 10-K filed on March 1, 2017. The following portions of the Current Report on Form 8-K filed by the Registrant on February 16, 2017 attaching that earnings press release are incorporated by reference into this Current Report: the page captioned “WebMD Health Corp. Consolidated Supplemental Financial Information” in Exhibit 99.2, which provides a reconciliation of WebMD’s net income for 2016 to its Adjusted EBITDA for 2016; and Exhibit 99.4, which is entitled “Explanation of Non-GAAP Financial Measures.”

Portion Based on Individual Performance. Up to 30% of each NEO’s maximum potential bonus (or 40% in the case of Mr. Wygod) under the 2016 Bonus Program was payable based on individual performance and was determined by the Compensation Committee in its discretion; provided, however, that no such bonuses would have been payable if revenue had been less than $680 million or Adjusted EBITDA had been less than $215 million (the respective minimum amounts needed for a payment to be made pursuant to the portions of the 2016 Bonus Program described above). The Compensation Committee determined to pay 95% of the maximum payment for this portion of the bonus for the NEOs, other than to Mr. Wygod for whom it was 85% of such maximum. Among the factors considered in the determination of the portion of the bonuses payable for individual performance for each of the NEOs were their efforts in connection with changes in executive management in September 2016, which resulted in a smooth transition when Dr. Zatz became Chief Executive Officer of WebMD and Blake DeSimone became Chief Financial Officer of WebMD.

Determination of 2016 Bonus for WebMD’s Chief Financial Officer

As indicated above, Mr. DeSimone became Chief Financial Officer and an executive officer of WebMD in September 2016, after the 2016 Bonus Program was implemented. The Compensation Committee determined, in its discretion, that Mr. DeSimone’s bonus for 2016 is $202,000. The Compensation Committee took into consideration similar factors as those applicable to the bonus payments to the participants in the 2016 Bonus Program and also took into consideration Mr. DeSimone’s taking on the role of Chief Financial Officer and the smooth transition that was achieved.

Severance Payment to Former Chief Executive Officer

As previously disclosed, David Schlanger, former Chief Executive Officer of WebMD, was entitled to receive the amount of his bonus, as determined by the Compensation Committee, under the 2016 Bonus Program as part of his severance. Mr. Schlanger’s bonus under the 2016 Bonus Program was determined by the Compensation Committee to be approximately $267,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: March 10, 2017	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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